March 1, 2011

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Federal Home Loan Bank System Capital Initiative

I am pleased to report that all 12 Federal Home Loan Banks have entered into a Joint Capital Enhancement Agreement intended to strengthen the capital position of each individual Home Loan Bank and the Federal Home Loan Bank System.  The Federal Home Loan Banks’ Resolution Funding Corporation (“REFCORP”) obligations are expected to be fully satisfied during the 2011 calendar year.  These obligations took the form of a 20% levy on net earnings of the Home Loan Banks.  The purpose of this levy was to pay part of the government’s cost of resolving failed financial institutions located primarily in the southwest and California.

The intent of the new Agreement is to allocate that portion of the Home Loan Banks’ earnings historically paid to satisfy their REFCORP obligations to a special retained earnings account at each Home Loan Bank.  This System Capital Initiative will allow each Home Loan Bank to build additional retained earnings and enhance capital.  I believe that the System Capital Initiative is a responsible, conservative, and prudent course of action.  It will create a stronger level of capital at a system of cooperative banks that has remained strong throughout our most recent financial crisis.  During the past three years, we have seen the failure of financial companies, such as Fannie Mae and Freddie Mac, as a result of misguided government mandates, credit allocations, and “mission” goals.

The Home Loan Banks prefer a different path in responsibly reinvesting the former REFCORP income stream back into the Home Loan Banks as a new source of capital.  We are choosing to take the proper long-term steps to enhance our safety and soundness and ensure our housing mission as we continue to be a strong, stable, and reliable source of funding for our member-lenders.

The System Capital Initiative will build an additional buffer to absorb unexpected losses on the balance sheets of the Home Loan Banks and will assure a steady flow of funds to member institutions.  It also will provide even greater security and certainty to Home Loan Bank debt investors, strengthen the long-term viability of our Affordable Housing Program grants to nonprofit organizations, and further reduce the potential that the Home Loan Banks might ever require taxpayer assistance.

Last month, the Obama Administration released its report to Congress on the reform of the nation’s housing finance system.  I take enormous pride in the fact that the report acknowledges the important role the Federal Home Loan Banks played during the recent crisis in providing a stable source of liquidity and capital for housing lenders of all sizes.  When Fannie Mae and Freddie Mac failed, the Home Loan Banks performed and worked for the benefit of responsible, regulated housing lenders in every county in every state of the United States.

The Administration is rightly concerned about the fact that the failure of Fannie Mae and Freddie Mac has been a costly experience for every taxpayer in America.  I do not know how Congress is going to fix the financial mess that is Fannie Mae and Freddie Mac today.  But I believe that Democrats and Republicans will agree with the Administration’s call for financial institutions to build capital.  The new System Capital Initiative directly addresses this need to build capital.  It is a positive example of financial institutions focusing on the importance of building capital strength for safety and soundness.  In doing this, we strengthen the foundations of the System, ensure that the Home Loan Banks remain a stable source of funding for our members, and continue to play a vital role in the nation’s housing finance system and for the nation’s economy.

The Home Loan Bank of New York will continue to work with policymakers in the Executive and Congressional branches so that they have the information necessary to develop sound and long-term public policies that focus on fixing what needs to be fixed and building on what continues to work, like the Federal Home Loan Bank System and portfolio lending.

For additional details on the plan, please refer to the System Capital Initiative Q&A that has been posted on the “homepage” of the Council of the Federal Home Loan Banks at http://www.fhlbanks.com. If you have questions or comments on this new effort, please do not hesitate to contact your calling officer or me.

All of us at the FHLBNY appreciate the relationship we have with our members, one that we look forward to building during 2011 and beyond.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.